Exhibit 99.1

Barnes & Noble Reports 2007 Results

Increases Quarterly Cash Dividend

Issues First Quarter 2008 Guidance

NEW YORK--(BUSINESS WIRE)--Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today reported sales and earnings for the fourth quarter and the full year ended February 2, 2008. In addition, the company announced that its Board of Directors has authorized an increase to its quarterly cash dividend from $0.15 to $0.25 per share, commencing with the dividend to be paid in June 2008.

2007 RESULTS

As previously reported, Barnes & Noble store sales were $1,511 million for the quarter and $4,648 million for the full year. Excluding the impact of the extra week during fiscal 2006, Barnes & Noble store sales increased 2.8% for the quarter and 4.3% for the full year as compared to the same periods in fiscal 2006. Comparable store sales decreased 0.5% for the quarter and increased 1.8% for the year.

Barnes & Noble.com sales were $177 million for the quarter and $477 million for the full year. Excluding the impact of the extra week during fiscal 2006, Barnes & Noble.com comparable sales increased 13.1% for the quarter and 13.4% for the full year as compared to the same periods in fiscal 2006.

Consolidated sales were $1,846 million for the quarter and $5,411 million for the full year.

As previously announced, the company received two non-operating benefits in January 2008, comprised of property insurance and litigation settlements that totaled $6.3 million on an after tax basis ($0.10 per share for the fourth quarter and $0.09 per share for the full year).

Net earnings were $115.0 million, or $1.79 per share for the fourth quarter, and $135.8 million, or $2.03 per share, for the full year, in-line with guidance updated on March 3, 2008.

As previously announced, the company repurchased 6.9 million shares in 2007 for $248.3 million under its share repurchase plan. In the first quarter of 2008, the company purchased an additional 1.9 million shares for $52.7 million. Approximately $150 million remains under the existing share repurchase authorization.

2008 GUIDANCE

The company expects first quarter comparable store sales at Barnes & Noble stores to be slightly negative, and as previously announced, full-year comparable store sales are expected to be slightly positive.

Barnes & Noble, Inc.’s first quarter earnings is expected to range from $0.05 to $0.10 per share. As previously announced, Barnes & Noble, Inc.’s full-year earnings per share are expected to range from $1.70 to $1.90, approximately flat with 2007 on an operating basis. Non-operating items in 2007 results include the two settlements, previously noted, as well as the $8 million tax benefit recorded in the company’s second quarter.

The share count used in the computation of earnings per share is based on a diluted weighted average share count of 63.4 million shares for the first quarter, and a diluted weighted average share count of 64.2 million shares for the full year.

As of February 2, 2008, the company operated 713 Barnes & Noble stores and 85 B. Dalton stores. During the fourth quarter, nine Barnes & Noble stores were opened and five were closed. Seven B. Dalton stores were closed during the quarter.

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, March 20, 2008, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.earnings.com for one year.

Barnes & Noble, Inc. will report first quarter earnings on or about May 22, 2008.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 798 bookstores in 50 states. For the fourth year in a row, the company is the nation’s top bookseller brand, as determined by a brand’s overall strength based on its combination of familiarity, quality and purchase intent, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	14 weeks ended	52 weeks ended	53 weeks ended
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007

Sales	$1,845,694	1,878,402	5,410,828	5,261,254
Cost of sales and occupancy	1,255,595	1,259,407	3,770,007	3,622,962
Gross profit	590,099	618,995	1,640,821	1,638,292
Selling and administrative expenses	347,747	351,461	1,250,089	1,201,673
Depreciation and amortization	43,402	46,872	172,210	170,338
Pre-opening expenses	1,094	2,411	10,387	12,897
Operating profit	197,856	218,251	208,135	253,384
Interest income, net	1,592	1,645	7,135	1,537
Income before taxes and minority interest	199,448	219,896	215,270	254,921
Income taxes	78,588	88,333	76,917	102,606
Income before minority interest	120,860	131,563	138,353	152,315
Minority interest	(5,819)	(4,831)	(2,554)	(1,788)
Net income	$115,041	126,732	135,799	150,527

Income per common share:
Basic	$1.88	1.95	2.13	2.31
Diluted	$1.79	1.83	2.03	2.17

Weighted average common shares outstanding
Basic	61,060	65,095	63,662	65,212
Diluted	64,091	69,131	67,050	69,226

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	68.0%	67.0%	69.7%	68.9%
Gross profit	32.0%	33.0%	30.3%	31.1%
Selling and administrative expenses	18.8%	18.7%	23.1%	22.8%
Depreciation and amortization	2.4%	2.5%	3.2%	3.2%
Pre-opening expenses	0.1%	0.1%	0.2%	0.2%
Operating profit	10.7%	11.6%	3.8%	4.8%
Interest income, net	0.1%	0.1%	0.1%	0.0%
Income before taxes and minority interest	10.8%	11.7%	4.0%	4.8%
Income taxes	4.3%	4.7%	1.4%	2.0%
Income before minority interest	6.5%	7.0%	2.6%	2.9%
Minority interest	-0.3%	-0.3%	0.0%	0.0%
Net income	6.2%	6.7%	2.5%	2.9%
BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	February 2, 2008	February 3, 2007

ASSETS
Current assets:
Cash and cash equivalents	$361,047	348,767
Receivables, net	112,199	100,467
Merchandise inventories	1,366,858	1,354,580
Prepaid expenses and other current assets	125,577	118,626
Total current assets	1,965,681	1,922,440

Property and equipment:
Land and land improvements	3,247	3,247
Buildings and leasehold improvements	1,055,870	990,058
Fixtures and equipment	1,341,568	1,310,026
	2,400,685	2,303,331
Less accumulated depreciation and amortization	1,576,052	1,497,275
Net property and equipment	824,633	806,056

Goodwill	255,290	259,683
Intangible assets, net	87,987	91,176
Deferred taxes	102,633	104,103
Other noncurrent assets	13,602	13,340
Total assets	$3,249,826	3,196,798

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$854,671	792,977
Accrued liabilities	735,496	696,666
Total current liabilities	1,590,167	1,489,643

Deferred taxes	173,496	160,273
Other long-term liabilities	399,390	371,357

Minority interest	12,053	10,660

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 86,754 and 84,608
shares issued, respectively	87	85
Additional paid-in capital	1,233,343	1,169,167
Accumulated other comprehensive loss	(9,523)	(7,086)
Retained earnings	696,861	600,404
Treasury stock, at cost, 26,461
and 19,520 shares, respectively	(846,048)	(597,705)
Total shareholders' equity	1,074,720	1,164,865
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,249,826	3,196,798

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating
Senior Vice President
Corporate Communications
212-633-3323
or
Investor:
Joseph J. Lombardi
Chief Financial Officer
212-633-3215